Apollo Group, Inc.
News Release

APOLLO GROUP, INC. APPOINTS NEW BOARD MEMBER

Phoenix, Arizona, December 14, 2006 – Apollo Group, Inc. (Nasdaq:APOL) today announced the appointment of K. Sue Redman, senior vice president and chief financial officer of Texas A&M University, to its Board of Directors. Redman will serve on both the Audit and Compensations committees, and will join the Special Committee conducting an independent investigation relating to the Company’s historic stock option grant practices.

“The Company will benefit greatly from Sue’s strong emphasis on internal financial and disclosure controls, processes and policies,” said John Sperling, acting executive chairman of Apollo Group, Inc. “Her recent work in the field of higher education will be invaluable as well. She has a solid understanding of our industry.”

Redman, 49, has been with Texas A&M since early 2004. She has successfully reorganized and re-engineered the university’s Division of Finance, through merging the business operations and shared services, including Human Resources, Payroll, Contract Administration and Purchasing departments. She previously served as Vice President of Finance and Corporate Controller of AdvancePCS, where she redesigned and streamlined the general ledger closing cycle and implemented the Sarbanes-Oxley Act of 2002. Redman was a partner at PricewaterhouseCoopers for almost 20 years and offers particular expertise in SEC reporting. She is a Certified Public Accountant and holds a Bachelor of Business Administration in accounting from Texas A&M University.

In addition to Redman, the current members of the Company’s Board of Directors are: John Sperling, acting executive chairman; Brian Mueller, president of Apollo Group; Peter Sperling, senior vice president of Apollo Group; Dino DeConcini, vice president and senior associate of Project International, Inc.; Hedy Govenar, founder and chairwoman of Governmental Advocates, Inc.; John Blair, founder of J. Blair Consulting; Dan Diethelm, president of 4Group LLC; and George Zimmer, founder, CEO and chairman of Men’s Wearhouse, Inc.

The Board’s Audit Committee is comprised of Blair, Redman and DeConcini (Chair). The Nominating and Governance Committee is comprised of Govenar (Chair), Blair and DeConcini.

Apollo Group, Inc. has been providing higher education programs to working adults for almost 30 years. Apollo Group, Inc. operates through its subsidiaries: The University of Phoenix, Inc.; Institute for Professional Development; The College for Financial Planning Institutes Corporation; and Western International University, Inc. The consolidated enrollment in its educational programs makes it the largest private institution of higher education in the United States. It offers educational programs and services at 100 campuses and 159 learning centers in 39 states, Puerto Rico, Washington DC, Alberta, British Columbia, Netherlands, and Mexico.

For more information about Apollo Group, Inc. and its subsidiaries, call (800) 990-APOL or visit Apollo on the company website at: www.apollogrp.edu.

Investor Relations Contact:
Allyson Pooley ~ Integrated Corporate Relations ~ (310) 954-1100 ~ Allyson.Pooley@icrinc.com
Company Contact:
Janess Pasinski ~Apollo Group, Inc. ~ (480) 557-1719 ~ janess.pasinski@apollogrp.edu
Press Contact:
Ayla Dickey ~ Apollo Group, Inc. ~ (480) 557-2952 ~ ayla.dickey@apollogrp.edu